SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SOLECTRON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SOLECTRON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 23, 2002

To the Stockholders of Solectron Corporation:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Solectron Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, January 23, 2002, at 9:00 a.m., local time, at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054, for the following purposes:

1. To elect eleven (11) directors to serve for the ensuing year and until their successors are duly elected and qualified.

2. To approve the Company’s 2002 Stock Option Plan which reserves for issuance options to purchase 35,000,000 shares of Solectron Common Stock.

3. To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 31, 2002.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on November 26, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has already returned a proxy.

By Order of the Board of Directors,

SUSAN WANG
Secretary

Milpitas, California

                    , 2001

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested either to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, which requires no postage if mailed in the United States or vote by telephone or via the Internet as instructed on the enclosed card.

PROPOSAL ONE
PROPOSAL TWO APPROVAL OF 2002 STOCK OPTION PLAN
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
OTHER MATTERS

SOLECTRON CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed Proxy is solicited on behalf of Solectron Corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 23, 2002, at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054. The Company’s telephone number is (408) 957-8500.

      These proxy solicitation materials were mailed on or about December      , 2001 to all stockholders of record at the close of business on November 26, 2001 (the “Record Date”). A copy of the Company’s Annual Report to Stockholders for the year ended August 31, 2001 (“Fiscal 2001”), including financial statements, was sent to the stockholders prior to or concurrently with this Proxy Statement.

Record Date; Outstanding Shares

      Stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the Record Date, 669,122,614 shares of the Company’s Common Stock were issued and outstanding.

Revocability of Proxies

      Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Susan Wang) at or before the taking of the vote at the Annual Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Secretary of the Company, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

Voting and Solicitation

      On all matters other than the election of directors, each share has one vote. See “Proposal One — ELECTION OF DIRECTORS — Required Vote.”

      The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegraph or letter.

Quorum; Abstentions; Broker Non-Votes

      The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

      While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

      In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals for Annual Meeting for Fiscal Year 2002

      Proposals of stockholders of the Company which are to be presented by such stockholders at the Company’s Annual Meeting for the year ended August 30, 2002 (“Fiscal 2002”) must be received by the Company no later than August 15, 2002 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to Solectron Corporation at 847 Gibraltar Drive, Milpitas, CA 95035, Attention: Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      The Company’s Board of Directors (the “Board”) currently consists of eleven persons. All eleven positions on the Board are to be elected at this meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company’s nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxyholders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

      The names of the nominees, and certain information about them, are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since

Dr. Koichi Nishimura	63	Chairman of the Board, President and Chief Executive Officer of the Company	1991
Richard A. D’Amore	48	General Partner, North Bridge Venture Partners	1985
Charles A. Dickinson(1),(3),(4)	77	Independent Consultant	1984
Heinz Fridrich(2),(4),(5),(6)	68	Faculty, University of Florida	1996
William A. Hasler(3),(4),(5)	59	Co-Chief Executive Officer, Aphton Corporation	1998
Dr. Kenneth E. Haughton(3),(6)	73	Independent Consultant	1985
Dr. Paul R. Low(2),(5),(6)	68	President, PRL Associates	1993
Osamu Yamada(1)(2)	72	International Business Consultant	1994
Ajay B. Shah	42	Executive Vice President, President and Chief Executive Officer of Technology Solutions
Dennis Wood	62	Independent Consultant	2001
C. Wesley M. Scott	54	Corporate Director	2001

(1)	Member of the Nominating Committee.

(2)	Member of the Audit and Finance Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Information Technology Committee.

(5)	Member of the Executive Resources Committee.

(6)	Member of the Mergers and Acquisitions Committee.

      Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five (5) years. There is no family relationship between any director or executive officer of the Company.

      Dr. Koichi Nishimura has served as Chairman of the Board since 1996, Chief Executive Officer since 1992 and President since 1990. He was Co-Chief Executive Officer from 1991 to 1992 and Chief Operating Officer from 1988 to 1991. He has served as a director of the Company since 1991. From 1964 to 1988, Dr. Nishimura was with International Business Machines Corporation (IBM) in various technology and management positions. Dr. Nishimura serves as a director on the boards of OMM Inc., Investor AB, E2open, the Center for Quality Management, Silicon Valley Manufacturing Group and the Santa Fe Institute. He is the 2001 recipient of the Silicon Valley Manufacturing Group’s Lifetime Achievement Award.

      Mr. Richard A. D’Amore has served as a director of the Company since 1985. Mr. D’Amore has been a general partner of North Bridge Venture Partners since 1994. He also serves as a director of Centra Software, Inc., Silverstream Software, Inc. and Veeco Instruments, Inc.

      Mr. Charles A. Dickinson has served as a director of the Company since 1984, and served as Chairman of the Board of Directors from 1986 to 1990 and from 1994 to September 1996. He served as an independent management consultant to the Company from 1991 to 1993. He served as President, Solectron Europe, from 1993 to February 1996. From 1986 to 1990, Mr. Dickinson was Chairman of the Board of Directors, President and Chief Executive Officer of Vermont Micro Systems, Inc. He also serves as a director of Aavid Thermal Technologies, Inc., LeCroy Corporation, JMAR Technologies, Inc. and one privately-held corporation.

      Mr. Heinz Fridrich has served as a director of the Company since April 1996. He has been a member of the faculty of the University of Florida since 1993. From 1950 to 1993, Mr. Fridrich held a number of manufacturing and operations management positions in Europe and the United States with IBM. He also serves as a director of CH Energy Group, Inc. and Veeco Instruments, Inc.

      Mr. William A. Hasler has served as a director of the Company since May 1998. Mr. Hasler is currently co-chief executive officer of Aphton Corporation, an international biotechnology firm. Prior to joining Aphton, he was Dean and Department Chair of the Haas School of Business at the University of California, Berkeley. He currently serves as a director of The Schwab Funds, Walker Interactive Systems, Inc., DMC Stratex Networks, Tenera, Inc. and DiTech Corporation. In addition, Mr. Hasler is a member of the Compensation Committee of Tenera, Inc. and DiTech Corporation.

      Dr. Kenneth E. Haughton has served as a director of the Company since 1985. Since 1991, Dr. Haughton has been an independent consultant. From 1990 to 1991, he was Vice President of Engineering at Da Vinci Graphics. From 1989 to 1990, Dr. Haughton was an independent consultant, and from 1982 to 1989, he served as Dean of Engineering at Santa Clara University.

      Dr. Paul R. Low has served as a director of the Company since 1993. He is currently President of PRL Associates, a position he has held since 1992. Dr. Low worked for IBM from 1957 to 1992. During his tenure at IBM, Dr. Low held senior management and executive positions with successively increasing responsibility, including President, General Technology Division and IBM Corporate Vice President; President of General Products Division; and General Manager, Technology Products business line, also serving on IBM’s corporate management board. He also serves as a director of Applied Materials, Inc., Veeco Instruments, Inc. and NCD.

      Mr. Osamu Yamada has served as a director of the Company since 1994. Mr. Yamada has been an international business consultant since November 1996. From October 1991 to November 1996, Mr. Yamada served as an advisor to The Mitsubishi Bank, Limited and the Bank of Tokyo/ Mitsubishi. From 1990 to 1991, he was Chairman and Chief Executive Officer of BankCal Tri-State Corporation, a wholly owned subsidiary of The Mitsubishi Bank, Limited. From 1987 to 1990, he was Senior Managing Director of The Mitsubishi Bank, Limited, and in an overlapping period from 1985 to 1990, he was also Chairman, President and Chief Executive Officer of Bank of California. Prior to 1985, he held a number of key management positions with The Mitsubishi Bank, Limited organization. Mr. Yamada currently serves on a number of boards of major universities and cultural centers.

      Mr. Ajay B. Shah is an Executive Vice President and has served as President and Chief Executive Officer of Technology Solutions since 1999. Prior to Solectron, Mr. Shah served as the President and Chief Executive Officer at SMART Modular Technologies, Inc. since 1988. Mr. Shah co-founded SMART Modular Technologies, Inc. Prior to launching SMART, Mr. Shah held strategic marketing management and product line management positions at Samsung Semiconductor, Inc., and at Advanced Micro Devices.

      Mr. Dennis Wood is a co-founder of C-MAC Industries Inc., whose combination with Solectron was completed in December 2001. Mr. Wood had been a director of C-MAC since 1985 and was Chairman of the Board of Directors and President since 1987 and Chief Executive Officer since 1992. Prior to joining C-MAC, Mr. Wood managed numerous businesses, including Berkeley Wallcoverings Inc. Mr. Wood is a director of General Trust of Canada, Maax Inc., Groupe Bocenor Inc., National Bank of Canada and Blue Mountain Wallcoverings Inc.

      Mr. C. Wesley M. Scott was appointed a director of C-MAC Industries Inc., whose combination with Solectron was completed in December 2001, in May 2001. Mr. Scott was until March 2001, Chief Corporate Officer of BCE Inc. From February 1999 until January 2000, Mr. Scott was Vice Chairman of Bell Canada. From July 1995 until January 1999, Mr. Scott was Executive Vice President (Corporate) and, from April 1997 until January 1999, also Chief Financial Officer of Nortel Networks. Mr. Scott is a director of Bell Canada International Inc., BCE Emergis Inc. and Bell Canada.

Board Meetings and Committees

      The Board held a total of 6 regular meetings and 10 special telephonic meetings during Fiscal 2001.

      During Fiscal 2001, each director attended more than 75% of the meetings of the Board and meetings of committees upon which such director served.

      The Audit and Finance Committee of the Board currently consists of Heinz Fridrich, Dr. Paul L. Low and Osamu Yamada. This committee oversees the Company’s internal financial control systems and procedures, reviews and approves the Company’s financial statements, and coordinates and approves the activities of the Company’s auditors. This committee also oversees the Company’s capital and financing matters. The Audit and Finance Committee held 12 meetings during Fiscal 2001.

      The Compensation Committee of the Board currently consists of Charles A. Dickinson, William A. Hasler and Dr. Kenneth E. Haughton. This committee is responsible for establishing compensation guidelines for executives of the Company, reviewing and approving executive bonus plans and providing guidance with respect to other compensation issues, such as incentive stock option grants. The Compensation Committee held a total of 7 meetings during Fiscal 2001.

      The Nominating Committee of the Board currently consists of Dr. Winston H. Chen (who is not standing for reelection to the Board), Charles A. Dickinson and Osamu Yamada. This committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board. The Nominating Committee held 2 meetings during Fiscal 2001.

      The Information Technology Committee of the Board currently consists of Charles A. Dickinson, Heinz Fridrich and William A. Hasler. This committee is responsible for addressing the Company’s Information Technology needs from the Board’s perspective. The Information Technology Committee held 6 meetings during Fiscal 2001.

      The Executive Resources Committee of the Board currently consists of Heinz Fridrich, William A. Hasler and Dr. Paul R. Low. This committee is responsible for executive recruitment, development, and succession planning. The Executive Resources Committee held 6 meetings during Fiscal 2001.

      The Mergers and Acquisitions Committee of the Board currently consists of Heinz Fridrich, Dr. Kenneth E. Haughton and Dr. Paul R. Low. This committee is responsible for the review of merger and acquisition strategies and candidates, approving mergers and acquisitions and also making recommendations to the Board. The Mergers and Acquisitions Committee held 21 meetings during Fiscal 2001.

Director Compensation

      Directors who are not employees of the Company (“Outside Directors”) receive annual retainers of $20,000. In addition, each Outside Director is paid $3,000 for each meeting of the Board attended, $500 for each telephonic Board and committee meeting attended and $1,500 for each committee meeting attended in Fiscal 2001. Outside Directors may also receive consulting fees for projects completed at the request of management. Employee directors are not compensated for their service on the Board or on committees of the Board.

      Options to purchase shares of the Company’s common stock historically have been granted to Outside Directors under the 1992 Stock Option Plan only in accordance with an automatic, non-discretionary grant mechanism. However, Directors are eligible to receive discretionary grants either under the 1992 Stock Option Plan (the “1992 Stock Plan”) or the 2002 Stock Option Plan (the “2002 Stock Plan”). In the event Proposal Two is approved by the stockholders, future grants to directors will be made from the 2002 Stock Plan. The 2002 Stock Plan provides, with respect to Outside Directors, for an automatic, non-discretionary grant on December 1 of each year of a nonstatutory option to purchase eight thousand (8,000) shares (pro rata for the portion of the first fiscal year of service as an Outside Director) of the Company’s Common Stock, with an initial equity grant for new Outside Directors to purchase fifteen thousand (15,000) shares of the Company’s Common Stock at the commencement of their service as an Outside Director, at a per share exercise price of 100% of the fair market value on the date of grant.

Required Vote

      Each stockholder voting in the election of directors is entitled to cumulate such stockholder’s votes. Each stockholder who elects to cumulate votes shall be entitled to as many votes as equals the number of directors to be elected multiplied by the number of shares held by such stockholder, and the stockholder may cast all such votes for a single director or distribute such votes among as many candidates as the stockholder may see fit. However, no stockholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the votes. The eleven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority (“Broker Non-Votes”), will be counted as present for purposes of determining the presence or absence of a quorum.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

APPROVAL OF 2002 STOCK OPTION PLAN

General

      Our board of directors determined that it is in our best interests and the best interests of our stockholders to adopt the 2002 Stock Plan (described below). In November 2001, our Board adopted the 2002 Stock Plan and reserved 35,000,000 shares of our common stock for issuance thereunder plus (a) any shares of our common stock reserved but not issued under our 1992 Stock Plan and (b) any shares of our common stock returned to our 1992 Stock Plan as a result of termination of options or repurchase of shares issued under our 1992 Stock Plan, subject to stockholder approval. As of the date of this proxy, no options had been granted pursuant to the 2002 Stock Plan.

Description of the Solectron Corporation 2002 Stock Plan

      General. The purpose of the 2002 Stock Plan is to help us attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of us and our parent and subsidiary companies and to promote the success of our business. Options granted under the 2002 Stock Plan may be either “incentive stock options” or nonstatutory stock options.

      Administration. The 2002 Stock Plan may generally be administered by our Board or a committee appointed by the Board, referred to as the administrator. The administrator may make any determinations deemed necessary or advisable for the 2002 Stock Plan.

      Eligibility. Nonstatutory stock options may be granted to employees, directors and consultants of us and any of our parent or subsidiary companies. Incentive stock options may be granted only to employees of us and any of our parent or subsidiary companies. The administrator, in its discretion, selects which of our employees, directors and consultants to whom options may be granted, the time or times at which such options shall be granted, and the exercise price and number of shares subject to each such grant.

      Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation income associated with options granted to such persons, the 2002 Stock Plan provides that no service provider may be granted, in any fiscal year of ours, options to purchase more than 750,000 shares of our common stock.

      Terms and Conditions of Options. Each option is evidenced by a stock option agreement between us and the optionee, and is subject to the following terms and conditions:

(a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option and a nonstatutory stock option intended to qualify as “performance based compensation” under Section 162(m) of the Code may not be less than 100% of the fair market value of our common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value on the date such option is granted. The fair market value of our common stock is generally determined with reference to the closing sale price for our common stock (or the closing bid if no sales were reported) on the date the option is granted.

(b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2002 Stock Plan permits payment to be made by cash, check, promissory note, other shares of our common stock (with some restrictions), cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Term of Option. The administrator determines the terms of options. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Service. If an optionee’s service relationship with us terminates for any reason (excluding death or disability), then the optionee generally may exercise the option within sixty (60) days of such termination to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). If an optionee’s service relationship with us terminates due to the optionee’s disability, the optionee or the optionee’s personal representative, as the case may be, generally may exercise the option, to the extent the option was vested on the date of termination, within six (6) months from the date of such termination. If an optionee’s service relationship with us terminates due to the optionee’s death, the optionee’s estate or the person who acquires the right to exercise the option by bequest or inheritance, as the case may be, generally may exercise the option, to the extent the option was vested on the date of termination within nine (9) months from the date of such termination.

(e) Nontransferability of Options. Unless otherwise determined by the administrator, options granted under the 2002 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

(f) Automatic Grants. Non-employee directors are granted nonstatutory stock options pursuant to a formula provided for in the 2002 Stock Plan. Each person that first becomes a non-employee director will automatically be granted an option to purchase 15,000 shares of our common stock. Each non-employee director shall automatically be granted an option to purchase 8,000 shares on December 1 of each year if he or she was a non-employee director on or before the last day of the first fiscal quarter of the fiscal year just ended. If a non-employee director was not a non-employee director on or before the last day of the first quarter of the fiscal year just ended, then such director will receive a prorated portion of the 8,000 share grant based on the number of quarters of service provided by such director in the fiscal year just ended. For these purposes, service for a portion of a quarter is deemed to be service for the entire quarter.

These automatic option grants will have a term of seven (7) years, will only be exercisable while the person is a non-employee director (except that if a non-employee director provides five (5) years of continuous service or voluntarily resigns after attaining the age of seventy, then such non-employee director will have until the end of the seven (7) year term to exercise his or her option), will have an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest as to 1/12 of the shares subject to the option on each full month following the grant date.

(g) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2002 Stock Plan as may be determined by the administrator.

      Adjustments Upon Changes in Capitalization. In the event that our common stock changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2002 Stock Plan, the number of shares that may be granted to an optionee in any year, the number and class of shares of stock subject to any option outstanding under the 2002 Stock Plan, and the exercise price of any such outstanding option.

      In the event of a liquidation or dissolution, any unexercised options will terminate. The administrator may, in its sole discretion, provide that each optionee shall have the right to exercise all or any part of the option, including shares as to which the option would not otherwise be exercisable.

      In connection with our merger with or into another corporation or our “change of control,” as defined in the 2002 Stock Plan, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the administrator shall notify the optionee that the option is fully exercisable for thirty (30) days from the date of such notice and that the option terminates upon expiration of such period.

      If, following a merger or “change of control,” a non-employee director is terminated other than upon his or her voluntary resignation, then any option granted to such non-employee director will immediately vest and become exercisable as to all of the shares subject to such options.

      Amendment and Termination of the Plan. Our board of directors may amend, alter, suspend or terminate the 2002 Stock Plan, or any part thereof, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the 2002 Stock Plan to the extent necessary and desirable to comply with any applicable law. No such action by the Board or stockholders may alter or impair any option previously granted under the 2002 Stock Plan without the written consent of the optionee. Unless terminated earlier, the 2002 Stock Plan shall terminate ten (10) years from the date the 2002 Stock Plan was adopted by our Board.

Federal Income Tax Consequences

      Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two (2) years after grant of the option and one (1) year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve (12) months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of ours. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

      Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us. Unless limited by Section 162(m) of the Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

      The foregoing is only a summary of the effect of federal income taxation upon us and optionees with respect to the grant and exercise of options under the 2002 Stock Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s, director’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee, director or consultant may reside.

Vote Required; Recommendation Of Board Of Directors

      The approval of the 2002 Stock Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF THE 2002 STOCK PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

Stock Price

      The closing price of a share of the Company’s Common Stock on the NYSE on November 26, 2001 was $13.91.

Plan Benefits

      The Company cannot now determine the exact number of options to be granted in the future to the executive officers named under “EXECUTIVE OFFICER COMPENSATION — Summary Compensation Table,” all current executive officers as a group or all other employees (including current officers who are not executive officers) as a group. See “EXECUTIVE OFFICER COMPENSATION — Stock Option Grants and Exercises” for the number of stock options granted to the executive officers named in the Summary Compensation Table in Fiscal 2001. In Fiscal 2001, options to purchase 1,055,503 shares of Common Stock of the Company were granted to all executive officers shown in the Compensation Table as a group and options to purchase 12,428,656 shares of Common Stock of the Company were granted to all other employees (including current officers who are not executive officers) as a group.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG LLP (“KPMG”), independent auditors, to audit the financial statements of the Company for Fiscal 2002. KPMG has audited the Company’s financial statements since the Company’s 1985 fiscal year. Representatives of KPMG are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of KPMG.

Audit Fees

      Audit fees billed to the Company by KPMG during the Company’s 2001 fiscal year for review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q totaled $2,700,000.

Financial Information Systems Design and Implementation Fees

      Financial Information Systems Design and Implementation Fees billed to the Company by KPMG during the Company’s 2001 fiscal year totaled $4,300,000.

All Other Fees

      Fees billed to the Company by KPMG during the Company’s 2001 fiscal year for all other non-audit services rendered to the Company, including information risk management and tax related services totaled $6,700,000.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the “SEC”) thereunder require the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that, during Fiscal 2001 substantially all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with. The Company is aware of four exceptions related to Form 4 filings that failed to occur either during Fiscal 2001 or Fiscal 2000. A Form 4 failed to be timely filed in the following instances: One Form 4 for director Charles Dickinson related to the sale of 25,000 shares of our common stock (Fiscal 2001), one Form 4 for director Dr. Kenneth Haughton related to the gifting of 4,400 shares of our common stock (Fiscal 2000), one Form 4 for director Dr. Paul Low related to the sale of 24,000 shares of our common stock (Fiscal 2001) and one Form 4 for Dr. Koichi Nishimura related to the grant of an option to purchase 30,190 shares of our common stock (Fiscal 2000).

Certain Relationships and Related Transactions

      The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions, which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party. The agreements have been approved by the majority vote of the disinterested stockholders of the Company.

Security Ownership Of Certain Beneficial Owners And Management

      The following table sets forth as of November 26, 2001 information relating to the beneficial ownership of the Company’s Common Stock or shares exchangeable into the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, (ii) each director (or nominee), (iii) each of the executive officers named in the Summary Compensation Table, (iv) and all directors and executive officers as a group.

			Approximate
Name	Amount Owned(1)		Percentage Owned

AXA Financial Inc.	95,428,018	(2)	14.26%
1290 Avenue of the Americas New York, NY 10104
Dennis Wood	15,067,644	(3)	2.25%
Ajay B. Shah	6,610,364	(4)	*
Dr. Koichi Nishimura	1,400,415	(5)	*
Dr. Winston H. Chen	1,220,150	(6)	*
Susan Wang	1,037,009	(7)	*
Ken Tsai	596,139	(8)	*
Charles A. Dickinson	373,738	(9)	*
Dr. Saeed Zohouri	253,192	(10)	*
Dr. Paul R. Low	166,150	(11)	*
Dr. Kenneth E. Haughton	129,150	(12)	*
David Kynaston	86,815	(13)	*
Heinz Fridrich	77,150	(14)	*
Richard A. D’Amore	70,150	(15)	*
Osamu Yamada	52,150	(16)	*
William A. Hasler	46,150	(17)	*
C. Wesley M. Scott	1,755	(18)	*
All directors and executive officers as a group (24 persons)	30,737,722	(19)	4.56%

*	Less than one percent (1%).

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Solectron Common Stock subject to options held by that person that will be exercisable on or before January 26, 2002, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Reflects shares held as of September 30, 2001 pursuant to a Form 13F filed by AXA Financial Inc. on November 13, 2001.

(3)	Based on the number of C-MAC shares held by Mr. Wood as of the record date, as adjusted for the exchange ratio applicable to the C-MAC combination. Includes 1,482,975 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(4)	Includes 17,082 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(5)	Includes 1,024,809 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(6)	Includes 70,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(7)	Includes 431,003 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(8)	Includes 459,551 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(9)	Includes 70,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(10)	Includes 253,192 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(11)	Includes 70,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(12)	Includes 70,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(13)	Includes 86,815 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(14)	Includes 70,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(15)	Includes 70,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(16)	Includes 51,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(17)	Includes 34,150 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

(18)	Based on the number of C-MAC shares held by Mr. Scott as of the record date, as adjusted for the exchange ratio applicable to the C-MAC combination.

(19)	Includes 5,018,610 shares issuable upon the exercise of stock options that are exercisable on or before January 26, 2002.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

      The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers, information concerning compensation for services to the Company in all capacities.

				Long-Term
		Annual Compensation(1)		Compensation(2)	All Other
				Options/SARs	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	(#)(2)	($)(3)

Dr. Koichi Nishimura	2001	$810,769	$333,270	423,651	$15,831
Chairman of the Board of Directors,	2000	643,097	—	132,182	14,012
President and Chief Executive Officer	1999	660,000	940,010	200,000	8,805
Dr. Saeed Zohouri	2001	800,000	283,385	230,824	15,831
Executive Vice President and Chief	2000	503,162	—	86,755	17,785
Operating Officer	1999	425,022	882,060	111,600	10,388
Susan Wang	2001	581,846	387,106	172,348	15,234
Executive Vice President Corporate	2000	446,155	—	68,815	16,992
Development and Secretary	1999	400,010	715,010	88,000	10,089
David Kynaston	2001	315,761	338,475	80,361	20,000
Executive Vice President and President,	2000	300,008	408,665	12,000	23,335
Solectron Europe	1999	300,041	290,599	30,000	13,393
Ken Tsai(4)	2001	357,692	266,108	148,319	8,042
Senior Vice President and President	2000	327,692	—	56,102	8,683
Solectron Asia	1999	300,000	517,365	88,000	4,593

(1)	Perquisites are not included since the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus, in accordance with regulations promulgated by the Securities and Exchange Commission (the “SEC”); therefore, the Other Annual Compensation has not been included in this table. Bonus compensation reported for fiscal years 2001, 2000 and 1999 was earned in that fiscal year, but may have been paid in the subsequent fiscal year.

(2)	The Company has not granted any stock appreciation rights or restricted stock awards and does not have any Long-Term Incentive Plans as that term is defined in regulations promulgated by the SEC.

(3)	Amounts represent the Company’s contributions to a 401(k) plan, overseas pension contributions and private health payments, the taxable benefit of premium payments under split dollar life insurance policies, car allowance and premiums under an executive group term life insurance policy.

(4)	Mr. Tsai resigned as an officer of the Company effective as of the fiscal year ended August 31, 2001.

Stock Option Grants and Exercises

      The following tables set forth, for the executive officers named in the Summary Compensation Table, the stock options granted under the Company’s stock option plans and the options exercised by such executive officers during Fiscal 2001.

Stock Option Grants in Fiscal 2001

	Individual Grants

		Percent of
		Total			Potential Realizable Value at
		Options			Assumed Annual Rates of
		Granted to	Exercise		Stock Price Appreciation For
	Options	Employees	or Base		Option Term(2)
	Granted	in Fiscal	Price	Expiration
Name	(#)(1)	Year	($/Share)	Date	5%($)	10%($)

Dr. Koichi Nishimura	170,000	1.25%	$46.1250	09/25/2007	$3,192,176	$7,439,128
	139,800	1.03	46.9375	10/25/2007	2,671,337	6,225,351
	113,851	0.84	18.1300	06/28/2008	840,304	1,958,265
Dr. Saeed Zohouri	69,500	0.51	46.1250	09/25/2007	1,305,038	3,041,291
	99,600	0.73	46.9375	10/25/2007	1,903,184	4,435,229
	61,724	0.45	18.1300	06/28/2008	455,568	1,061,668
Susan Wang	49,500	0.36	46.1250	09/25/2007	929,487	2,166,099
	76,000	0.56	46.9375	10/25/2007	1,452,229	3,384,311
	46,848	0.34	18.1300	06/28/2008	345,772	805,797
David Kynaston	53,000	0.39	46.1250	09/25/2007	995,208	2,319,258
	10,000	0.07	35.3125	11/15/2007	143,757	335,016
	17,361	0.13	18.1300	06/28/2008	128,137	298,613
Ken Tsai	39,500	0.30	46.1250	09/25/2007	741,712	1,728,503
	60,200	0.44	46.9375	10/25/2007	1,150,318	2,680,731
	10,000	0.07	35.3125	11/15/2007	143,757	335,016
	38,619	0.29	18.1300	06/28/2008	285,036	664,256

(1)	These options become exercisable 100% two years from the date of grant or as to one forty-eighth ( 1/48) of the shares after each month from the date of grant.

(2)	Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven (7) year option term. Potential realizable value is shown net of exercise price. These amounts are calculated based on the regulations promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

Aggregated Option Exercises in Fiscal 2001 and Year-End Values

			Total Number of		Value of Unexercised,
			Unexercised Options Held at		In-the-Money Options Held at
	Shares	Value	Fiscal Year End(#)		Fiscal Year End($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Koichi Nishimura	100,000	$3,315,000	941,970	524,053	$4,590,066	$26,346
Dr. Saeed Zohouri	186,984	4,822,735	205,501	283,678	180,161	12,473
Susan Wang	120,000	2,934,744	471,065	214,098	2,789,787	10,535
David Kynaston	—	—	67,556	86,805	89,562	4,228
Ken Tsai	—	—	423,062	186,591	2,322,436	10,535

(1)	Fair market value of underlying securities at exercise minus the exercise price.

(2)	Calculated based upon the August 31, 2001 fair market value share price of $13.60 less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

COMPENSATION COMMITTEE REPORT

Introduction

      The Compensation Committee (the “Committee”) of the Board is charged with the responsibility of reviewing all aspects of the Company’s executive compensation programs and administering the Company’s stock option plans. In Fiscal 2001, the members of the Committee were Messrs. Dickinson, Hasler and Haughton, all of whom are non-employee directors of the Company. The Committee meets at the beginning of each fiscal year to establish target base compensation levels for the Company’s executive officers for the following fiscal year and to finalize bonuses for the previous fiscal year.

Compensation Philosophy

      The Company’s executive compensation policies are designed to attract and retain qualified executives who will contribute to the Company’s long-term success, to reward executives for achieving the Company’s financial goals, and to link executive compensation and stockholder interests through bonuses and equity-based plans. The Committee believes that strong financial performance, on a sustained basis, is the most certain avenue through which the Company can positively affect long-term stockholder return. Furthermore, the Company believes that, in order to attract and retain the most qualified executives in the industry, its compensation policies must be competitive with other companies of comparable size and in similar industries and must reinforce strategic performance objectives through the use of incentive compensation programs. In order to provide incentive to executive officers, a large percentage of their annual compensation is paid as variable performance-based cash bonuses and stock option awards. Determination of each component of variable compensation is based on an assessment of a combination of metrics and individual performance. The amount of incentive compensation for each person in Fiscal 2001 has been determined on the basis of several indicators or corporate performance as outlined below.

Compensation Plans

      The following are the key components of the Company’s executive officer compensation:

      Base Compensation. The Committee establishes base salaries for executive officers based on its review of base salaries of executive officers in companies of comparable size and in similar industries. A majority of the companies used by the Committee in its review of salaries of other companies are a part of the JP Morgan H & Q Technology Index used in the “Performance Graph” below.

      Bonuses. The Company’s executive bonus plan provides for incentive compensation to the Company’s executive officers and other key employees and is determined cumulatively on a quarterly basis based principally on certain performance measures. The performance measures include worldwide corporate performance, regional and site performance and individual performance. Worldwide, regional and site performance measures for Fiscal 2001 were initially focused on metrics of economic value created. To provide greater clarity on specific elements of economic value created, additional specific measures were adopted. These measures included Profit before Taxes, Return on Net Assets and Cash to Cash, terms defined in the Company’s amended plan and communicated to participants. The Committee believes that these factors are indicative of overall corporate performance and stockholder value. Individual performance is measured based on goals related to each person’s function within the organization. Employees accrue bonuses each quarter based on performance against year-to-date profit and asset utilization targets. However, only approximately 26% of such accrued bonuses vest and are payable quarterly. The remaining accrued bonus balances vest at the fiscal year end and are payable upon final determination of earned bonuses.

      Long-Term Incentive Compensation. The Company’s Option Plan provides for long-term incentive compensation for employees of the Company, including executive officers. A significant portion of the total compensation package for the Company’s executive officers is in the form of stock option awards. These awards give employees an equity interest in the Company, thereby aligning the interests of executive officers and stockholders and providing incentive to maximize stockholder value.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code limits the Corporation’s tax deduction to $1 million for compensation paid to certain executive officers named in the proxy unless the compensation is performance based. It has been determined that the limitations did not materially impact the Company in Fiscal 2001. The Committee’s present intention is to comply with the requirement of Section 162(m). However, the intention to comply will be balanced against the Company’s need to achieve the Company’s goals and to attract, retain and motivate executive talent.

Company Performance and Chief Executive Officer Compensation

      The compensation for the Company’s Chief Executive Officer (CEO) for Fiscal 2001 was comprised of a base salary component and a variable, performance-based component. The Committee met at the beginning of Fiscal 2001 and reviewed CEO compensation for companies of comparable size and similar industries in order to establish a base salary for the Company’s CEO. The Committee established a close tie between Company performance and CEO compensation by designating a large portion of total annual compensation as variable and performance-based. The Committee established corporate performance goals as described above. At the beginning of Fiscal 2002, the Committee evaluated the Company’s Fiscal 2001 performance in light of the goals established in the previous year. The Committee found that the corporate performance target level for annual financial performance had not been met. Accordingly, aside from quarterly performance bonus payments made to the CEO in each of the first two quarters of Fiscal 2001 where performance goals were met, no annual cash bonus award was granted. However, based on qualitative performance criteria for variable compensation, the Committee, in its sole discretion awarded the CEO stock options.

Members of the Compensation Committee

Charles A. Dickinson
William A. Hasler
Dr. Kenneth E. Haughton

Compensation Committee Interlocks and Insider Participation

      Neither Charles A. Dickinson, William A. Hasler nor Dr. Kenneth E. Haughton, the members of the Compensation Committee, is an executive officer of any entity for which any executive officer of the Company serves as a director or a member of the Compensation Committee.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board is responsible for providing independent, objective oversight and review of Solectron’s accounting functions and internal controls. The Audit Committee is comprised of independent directors, and is governed by a written charter first adopted and approved by the Board of Directors in May, 2000. Each of the members of the Audit Committee is independent as defined by Solectron policy and the New York Stock Exchange listing standards.

      The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as Solectron’s independent accountants. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with Company management, Solectron internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent accountants’ report on, each audit of Solectron’s financial statements

•	Solectron’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of Solectron’s internal accounting controls, and accounting, financial and auditing personnel

•	Solectron’s quarterly financial results prior to the release of earnings

•	changes in Solectron’s accounting practices, principles, controls or methodologies, or in Solectron’s financial statements, and recent developments in accounting rules

•	the establishment and maintenance of an environment at Solectron that promotes ethical behavior

      This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, the Audit Committee determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

      The Audit Committee is responsible for recommending to the Board that Solectron’s financial statements be included in Solectron’s annual report. The Committee took a number of steps in making this recommendation for Fiscal 2001. First, the Audit Committee discussed with KPMG, Solectron’s independent auditors for Fiscal 2001, those matters KPMG communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG’s independence with KPMG and received a letter from KPMG regarding independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the Audit Committee of KPMG’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Company management and KPMG, Solectron’s audited consolidated balance sheets at August 31, 2001 and 2000, and consolidated statements of income, cash flows and stockholders’ equity for the three years ended August 31, 2001. Based on the discussions with KPMG concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that Solectron’s Annual Report on Form 10-K include these financial statements.

Audit Committee

Heinz Fridrich
Dr. Paul R. Low
Osamu Yamada

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return on the S&P 500 Index and the JP Morgan H&Q Technology Index for the five fiscal years commencing August 31, 1996 and ending August 31, 2001, assuming an investment of $100 and the reinvestment of any dividends.

      The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

CUMULATIVE TOTAL RETURN

OTHER MATTERS

      The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Susan Wang

Secretary
Dated:                     , 2001

SOLECTRON CORPORATION
777 GIBRALTAR DRIVE
BUILDING #5
MILPITAS, CA 95035

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Solectron Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SOLTRN	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOLECTRON CORPORATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Election of Directors

		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.	To elect (11) directors to serve for the ensuing year and until their successors are duly elected and qualified.	[ ]	[ ]	[ ]

01)	Dr. Koichi Nishimura	06)	Dr. Kenneth E. Haughton
02)	Richard A. D’Amore	07)	Dr. Paul R. Low
03)	Charles A. Dickinson	08)	C. Wesley M. Scott
04)	Heinz Fridrich	09)	Ajay B. Shah
05)	William A. Hasler	10)	Dennis Wood
		11)	Osamu Yamada

Vote On Proposals

		For	Against	Abstain

2.	To approve the Company’s 2002 Stock Option Plan, which reserves for issuance, options to purchase 35,000,000 shares of Solectron Common Stock.	[ ]	[ ]	[ ]

3.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending August 31, 2002.	[ ]	[ ]	[ ]

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

	If you plan to attend the meeting, please check box to the right.	[ ]

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SOLECTRON CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held January 23, 2002

     The undersigned hereby appoints Koichi Nishimura, Ph.D., and Susan Wang, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Solectron Corporation (the “Company”), a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054 on Wednesday, January 23, 2002 at 9:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals set forth on the reverse side, and as more particularly described in the Proxy Statement of the Company dated December __, 2001 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s Annual Report for the year ended August 31, 2001.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.